Plexus Provides Financial Outlook Update Due to COVID-19
Will Present Additional Information on Webcast from Raymond James Institutional Investors Conference

NEENAH, WI - March 2, 2020 - Plexus (NASDAQ: PLXS) announced today an update to its fiscal second quarter revenue outlook due to evolving business and financial implications relating to the COVID-19 outbreak. While the situation relating to COVID-19 and its effects on the Company, its customers, suppliers and logistics providers remains fluid, the Company currently estimates that its fiscal second quarter revenue will be negatively impacted by approximately $40 million primarily due to workforce disruptions within the Company’s supply chain. The negative impact may result in revenue for the second quarter to fall below the low end of our guidance range of $790 million to $830 million as provided by the Company on January 22, 2020. Operating margin within the fiscal second quarter is also expected to be negatively impacted due to inefficiencies in our global manufacturing facilities as a result of the supply chain disruptions.

Todd Kelsey, President and CEO, commented, “Our top priority remains protecting the well-being of our employees and supporting our customers as the COVID-19 situation continues to evolve. I would like to commend our people within the Global Supply Chain and Asia-Pacific regional teams for their extraordinary efforts to fulfill customer demand within the quarter, including the delivery of life-preserving medical products used in diagnosing the virus. Their focus on customer service excellence has been unwavering and provides an example of our exceptional culture. While there is uncertainty surrounding the continuing impact this virus may have to the supply chain and our operations, we remain optimistic in our long-term outlook.”

The Company will provide additional updates during a live webcast on Wednesday, March 4, 2020 at the 41st Annual Institutional Investors Conference hosted by Raymond James.

Webcast Information

What:	Plexus Webcast | Raymond James 41st Annual Institutional Investors Conference
When:	Wednesday, March 4, 2020 at 8:05 a.m. Eastern Time
Where:
Participants are encouraged to join the live webcast at the following location, https://ddei3-0-ctp.trendmicro.com:443/wis/clicktime/v1/query?url=http%3a%2f%2fwsw.com%2fwebcast%2frj119%2fplxs%2f&umid=BAFD99B2-9F68-FA05-B03E-ABD221512353&auth=a79cf964896a44925c32628edeb2301b3739bcef-8763aa58aadf59aeda3f17e5b084f4acc4c8ad98, where a slide presentation will also be made available.

Replay:	The webcast will be archived for 7 days following the presentation, accessible by clicking on the provided link above.

Investor and Media Contact

Heather Beresford
+1.920.751.3612
heather.beresford@plexus.com

About Plexus Corp. - The Product Realization Company

Since 1979, Plexus has been partnering with companies to create the products that build a better world. We are a team of over 19,000 individuals who are dedicated to providing global Design and Development, Supply Chain Solutions, New Product Introduction, Manufacturing, and Aftermarket Services. Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments. Plexus delivers customer service excellence to leading global companies by providing innovative, comprehensive solutions throughout the product’s lifecycle. For more information about Plexus, visit our website at www.plexus.com.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the evolving effect, which may intensify, of COVID-19 on our employees, customers, suppliers, and logistics providers, including the impact of governmental actions being taken to curtail the spread of the virus.  Other risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of shortages and delays in obtaining components as a result of economic cycles, natural disasters or otherwise; the effects of tariffs, trade disputes, trade agreements and other trade protection measures; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the risks of concentration of work for certain customers; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the effects of start-up costs of new programs and facilities or the costs associated with the closure or consolidation of facilities; possible unexpected costs and operating disruption in transitioning programs, including transitions between Company facilities; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix and demanding quality, regulatory, and other requirements; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; risks related to information technology systems and data security; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the effects of U.S. Tax Reform and of related foreign jurisdiction tax developments; current or potential future barriers to the repatriation of funds that are currently held outside of the United States as a result of actions taken by other countries or otherwise; the potential effects of jurisdictional results on our taxes, tax rates, and our ability to use deferred tax assets and net operating losses; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the effects of changes in economic conditions, political conditions and tax matters in the United States and in the other countries in which we do business (including as a result of the United Kingdom’s pending exit from the European Union); the potential effect of other world or local events or other events outside our control (such as changes in energy prices, terrorism and weather events); the impact of increased competition; an inability to successfully manage human capital; changes in financial accounting standards; and other risks detailed herein and in our other Securities and Exchange Commission filings, particularly in Risk Factors in our fiscal 2019 Form 10-K.

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